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                                                                    Exhibit 99.7
                                            Term Sheet Intercontinental Holdings
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                                                                   EXHIBIT 99.7

                   THE INTERCONTINENTAL HOLDING COMPANY LTD.

July 19, 1997

Attention: Philip Yachemtz, Esq.
From: Gerald Alexander
Reference: Suggested capital raise structure

                                  CONFIDENTIAL

                                   TERM SHEET

                        7.5% CONVERTIBLE PREFERRED STOCK

Issuer:        PlayNet technologies, Inc. (NASDAQ: PLNT)

Amount: Up to $2,000,000.00 Convertible Preferred Stock, Series ___ per value $______ (the "Securities") convertible into shares of common stock (the "Common Stock"), issued pursuant to Regulation D with registration rights.

Coupon: 7.5% (APR) payable quarterly in arrears, cash or freely tradable Common Stock, at the option of the Issue at each conversion. If paid in stock the interest shares will be based on the then applicable "Conversion Price" on interest due dates.

Closing: Business day of signing the purchase agreement, which shall occur on or before 10 banking days from the signing of a consulting agreement and subject to documentation acceptable to all parties.

Underlying:    Convertible into common shares of PLNT

Conversion Terms: The Securities are convertible into shares of Common Stock as follows: The Securities may be convertible anytime after 90 days from the closing date. The Securities are convertible up to One (1) year from the closing date.

Conversion Price: The principal amount, together with accrued interest thereon, of the Security shall be eligible for conversion at the Conversion Price equal to the lower of (1) 100% of the closing Bid price for the 5 days trading immediately preceding the closing date (the "Ceiling") or (2) 78.0% of the average closing Bid price for the 5 days immediately preceding the conversion notice.
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CONVERSION DATE:  The date of which the investor notifies the Company via facsimile of its intent to convert some or all of its holdings, provided however, that the Company receives from the investor the original Preferred Shares to be converted within five (5) days of such notice.

TERM: 1 year. At the end of the 1 year term the Convertible Preferred will be automatically converted by the issuer at the then applicable Conversion Price.

REGISTRATION: The Issuer shall file with the SEC the S-3 registration for the common stock available for conversion under the Convertible Preferred and the shares underlying the warrants. The Issuer shall use its best efforts to ensure that the Registration Statement is filed as soon as possible, but in no event later than 30 days from closing. The Issuer warrants that it qualifies for an S-3 short form filing. The effectiveness of the registration shall be maintained for 1 year following the date when the registration is first declared effective by the SEC.

REDEMPTION: The Convertible Preferred is automatically redeemable at the Issuer's option and upon 5 banking day's trading notice to the Investor. If the redemption is prior to the 90th day from closing the Convertible Preferred will be redeemable in whole or in part at a price equal to 122% of the principal amount plus any accrued and unpaid interest. If the redemption occurs after 90 days from the closing date, the Convertible Debenture shall be redeemable in whole or in part with 5 banking days notice at a price equal to the amount that the Investor would receive had the Investor converted all such outstanding shares into common stock at the then applicable Conversion Price.

CONSULTANTS FEE: Issuer shall authorize from the closing proceeds and per Consultants instructions a fee equal to 8.0% of the gross amount funded.

CONSULTANT'S WARRANTS: At closing, the Issuer shall deliver to the investor 100,000 warrants (based on a $2.0 Million Dollar closing). The warrants shall be issued to the Consultant and assignees at the closing and shall expire five years from the date of issuance with a strike price of 150% of the Bid price day of closing.

CERTAIN FEES: The Issuer shall pay a fee of 2.0% (for the first month and 3% per month thereafter) of the principal amount of the Convertible Preferred in cash for each amount or portion thereof while the following obligations remain unsatisfied:

1) If the registration ceases to remain effective

2) if the S-3 is not declared effective on or before the 90th day from closing

The above fee(s) shall continue until the obligation is fulfilled, subject to a maximum of 12 months.

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Representations Warranties and Covernants: Usual and customary for this type of financing, including as to any material adverse changes since the last SEC filings and that date hereof and from the date hereof from the closing date.

If the foregoing terms are acceptable please indicate by signing below. Upon receipt of this term sheet we will forward a copy of our consulting agreement for your review.


By: /s/ SAMUEL COHEN                              date  7-18-97
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     Samuel Cohen


Title              President & CEO
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8351 Roswell Rd. #239, Atlanta, Ga. 30350, 770-551-9570 fx. 551-9503